Exhibit 10.8

Execution Copy

AMENDED AND RESTATED INSURANCE MATTERS AGREEMENT

This Amended and Restated Insurance Matters Agreement is dated as of January 9, 2018 by and between VMware, Inc., a Delaware corporation (“VMware”), EMC Corporation, a Massachusetts corporation (“EMC”), and Dell Technologies Inc., a Delaware corporation and EMC’s parent company (“Dell Technologies”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Article I hereof.
RECITALS

WHEREAS, EMC is the beneficial owner of all the issued and outstanding common stock of VMware;
WHEREAS, EMC provides insurance to the VMware Entities under the terms of the Insurance Matters Agreement dated as of August 17, 2007 (the “Original Agreement”);
WHEREAS, Dell Technologies acquired 100% of the capital stock of EMC upon the closing of the transactions contemplated by the Agreement and Plan of Merger dated as of October 12, 2015, as amended, among EMC, Dell Technologies and certain other parties; and
WHEREAS, VMware and EMC desire to amend and restate the Original Agreement as set forth in this Agreement and add Dell Technologies as a Party.
The Parties therefore amend and restate the Original Agreement to read in its entirety as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Definitions. As used in this Agreement, the following terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:
“Agreement” means this Insurance Matters Agreement, as the same may be amended and supplemented from time to time in accordance with the provisions hereof.
“Contract” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment that is binding on any Person or any part of such Person’s property under applicable law.
“Dell Technologies Entity” means Dell Technologies or one of its Subsidiaries (including entities that become a Subsidiary of Dell Technologies after the date hereof but excluding the VMware Entities).
“Insurance Policies” means insurance policies pursuant to which a Person makes a true risk transfer to an insurer.

“Insurance Proceeds” means those monies: (a) received by an insured from an insurance carrier; or (b) paid by an insurance carrier on behalf of the insured; or (c) from Insurance Policies.
“Insured VMware Liability” means any VMware Liability to the extent that it is covered under the terms of the Covered Insurance Policies or the Dell Technologies Insurance Policies in effect prior to the end of the Insurance Transition Period.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including, without limitation, whether arising out of any Contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
“Master Transaction Agreement” means the Amended and Restated Master Transaction Agreement between the Parties of even date herewith.
“Party” means Dell Technologies and EMC, together, on the one hand, or VMware, on the other hand, and “Parties” means Dell Technologies, EMC and VMware collectively.
“Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (including any department or agency thereof) or other entity.
“Subsidiary” means, as to any Person, a corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (1) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (2) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.
“VMware Business” means the business conducted by VMware, as described in its periodic filings with the U.S. Securities and Exchange Commission.
“VMware Entity” means VMware or one of its Subsidiaries (including entities that become a Subsidiary of VMware after the date hereof).
“VMware Liabilities” has the meaning set forth in the Master Transaction Agreement.
Section 1.02    Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.
ARTICLE II
INSURANCE MATTERS
Section 2.01    VMware Insurance Coverage During Transition Period.

(a)    The Parties recognize that the Dell Technologies Entities have contracted with third-party insurers to maintain insurance coverage under various Insurance Policies (the “Covered Insurance Policies”) that cover and are for the benefit of, among others, the VMware Entities and their respective directors, officers and employees (collectively, the “VMware Covered Parties”). Throughout the period ending upon the termination or expiration of this Agreement in accordance with Article IV hereof (the “Insurance Transition Period”), the Dell Technologies Entities shall, to the extent requested by VMware, continue to contract with third-party insurers to maintain insurance coverage (the “Insurance Coverage”) under Insurance Policies covering and for the benefit of the VMware Covered Parties (collectively, the “Dell Technologies Insurance Policies”; each individually, a “Dell Technologies Insurance Policy”), which are comparable to the Covered Insurance Policies maintained by EMC covering the VMware Covered Parties prior to the date hereof.
(b)    Except to the extent that Dell Technologies allocates a portion of Dell Technologies’ insurance costs to the VMware Entities, upon receipt of a written invoice from Dell Technologies, VMware shall promptly pay or reimburse Dell Technologies, as the case may be, for the VMware Covered Parties’ pro rata portion of the premium expenses and deductibles, any retention amounts and any other costs and expenses (collectively, “Insurance Expenses”) which Dell Technologies may incur in connection with the Covered Insurance Policies or the Dell Technologies Insurance Policies, including but not limited to any retroactive or subsequent premium adjustments. The written invoice shall set forth in reasonable details the amount and manner of calculation of the Insurance Expenses being charged and the Dell Technologies Insurance Policies and the period of Insurance Coverage to which such Insurance Expenses relate. The VMware Covered Parties’ pro rata portion of any deductible or retention amount shall be an amount equal to the full amount of the applicable deductible or retention amount multiplied by the VMware Covered Parties’ applicable pro rata percentage of premium expenses payable to Dell Technologies under the Dell Technologies Insurance Policies. The VMware Covered Parties’ pro rata portion of other costs and expenses shall be calculated as mutually agreed by Dell Technologies and VMware.
(c)    Dell Technologies shall provide VMware with prompt written notice of any increase in rates for Insurance Coverage maintained under any Dell Technologies Insurance Policy, any premium increase or other material change to any Dell Technologies Insurance Policy. VMware shall not be required to pay or reimburse Dell Technologies, as the case may be, for any increase of greater than 5% in the applicable rates for Insurance Coverage maintained under any Dell Technologies Insurance Policy in any given calendar year during the Insurance Transition Period.
Section 2.02    Cooperation; Payment of Insurance Proceeds to VMware; Agreement Not to Release Carriers. Subject to the provisions of Section 2.4 of the Master Transaction Agreement, each Party shall share such information as is reasonably necessary in order to permit the other Party to manage and conduct its insurance matters in an orderly fashion. Dell Technologies, at the request of VMware, shall cooperate with and use its reasonable best efforts to assist VMware in recovering Insurance Proceeds under the Covered Insurance Policies or the Dell Technologies Insurance Policies for claims relating to the VMware Business, the assets of VMware or VMware Liabilities, whether such claims arise under any Contract or agreement, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed before or during the Insurance Transition Period, and Dell Technologies shall promptly pay any such recovered Insurance Proceeds to VMware. Neither Dell Technologies nor VMware, nor any of their respective Subsidiaries, shall take any action which would intentionally jeopardize or otherwise interfere with the other Party’s ability to collect any proceeds payable pursuant to any Insurance Policy. Except as otherwise contemplated by this Agreement or any other agreement between the Parties, neither Dell Technologies nor VMware (and each Party shall ensure that no affiliate of such Party), without the consent of the other Party (such consent not to be unreasonably withheld), shall provide any insurance carrier for a Dell Technologies Insurance Policy with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of the other Party (or its Subsidiary) thereunder. However, no right or obligation of either Party arising solely in connection with the recovery or collection of Insurance Proceeds or the provision to any insurance carrier of a release, amendment, modification or waiver of rights pursuant to this Section 2.02 shall (A) preclude any Dell Technologies Entity or any VMware Entity from presenting any claim or from exhausting any policy limit, (B) except as otherwise required under the terms of this Agreement, require any Dell Technologies Entity or any VMware Entity to pay any premium or other amount or to incur any Liability, or (C) except as otherwise required under the terms of this Agreement, require any Dell Technologies Entity or VMware Entity to renew, extend or continue any policy in force.
Section 2.03    VMware Insurance Coverage After the Insurance Transition Period. After the expiration of the Insurance Transition Period, VMware shall be responsible for obtaining and maintaining Insurance Policies in respect of the VMware Entities’ risk of loss and such insurance arrangements shall be separate and apart from the Dell Technologies Insurance Policies, provided that nothing herein shall be deemed to be a relinquishment of any rights of a VMware Covered Party under any Covered Insurance Policies or Dell Technologies Insurance Policies written on an occurrence basis issued prior to the termination of the Insurance Transition Period.
Section 2.04    Deductibles and Self-Insured Obligations
. Subject to the provisions of Section 2.01(b), solely with respect to VMware Liabilities and Insured VMware Liabilities, VMware shall reimburse Dell Technologies for all amounts necessary to exhaust or otherwise to satisfy all applicable self-insured retentions, amounts for fronted policies, deductibles and retrospective premium adjustments and similar amounts not covered by the Covered Insurance Policies or the Dell Technologies Insurance Policies to the extent that Dell Technologies is required to pay any such amounts.
Section 2.05    Procedures with Respect to Insured VMware Liabilities.
(a)    Upon receipt of a reasonably detailed, itemized invoice from Dell Technologies, VMware shall promptly reimburse Dell Technologies for all amounts reasonably incurred by Dell Technologies in pursuing insurance recoveries (“Recovery Expenses”) from the Covered Insurance Policies and the Dell Technologies Insurance Policies in respect of Insured VMware Liabilities covered by such policies. To the extent any such Recovery Expenses relate to pursuing insurance recoveries in respect of both Insured VMware Liabilities and insured Liabilities of Dell Technologies under such policies, VMware shall only reimburse Dell Technologies for Recovery Expenses relating to the Insured VMware Liabilities.

(b)    The defense of claims, suits or actions giving rise to potential or actual Insured VMware Liabilities shall be managed (in conjunction with Dell Technologies’ insurers, as appropriate) by VMware, except such claims, suits or actions giving rise to potential or actual Liabilities of Dell Technologies, in which case the defense of such claims, suits or actions shall be jointly managed (in conjunction with Dell Technologies’ insurers, as appropriate) by VMware and Dell Technologies.
Section 2.06    Risk Managers. During the Insurance Transition Period, each of Dell Technologies and VMware shall appoint one of their respective employees as a risk manager (each, a “Risk Manager”) who will have overall responsibility for managing and coordinating the Dell Technologies Insurance Policies, including ensuring that there is adequate Insurance Coverage for VMware Covered Parties and for all matters related thereto. The Risk Managers will use their reasonable efforts to consult and coordinate with each other on issues arising under this Agreement with respect to the Insurance Coverage to be maintained for or on behalf of the VMware Covered Parties pursuant to this Agreement.
Section 2.07    Cooperation. Dell Technologies and VMware shall cooperate with each other in all respects, and shall execute any additional documents which are reasonably necessary, to effectuate the provisions of this Article II.
Section 2.08    No Assignment or Waiver. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any Dell Technologies Entity in respect of any Insurance Policy or any other contract or policy of insurance.
Section 2.09    No Liability. VMware does hereby, for itself and as agent for each other VMware Entity, agree that no Dell Technologies Entity or its respective directors, officers, agents and employees (each Dell Technologies Entity and each of its respective directors, officers, agents and employees, an “Dell Technologies Indemnified Person”) shall have any Liability whatsoever as a result of the insurance policies and practices of Dell Technologies and its Subsidiaries as in effect at any time prior to the end of the Insurance Transition Period, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise, except for Liabilities resulting from any breach of this Agreement, the Covered Insurance Policies or the Dell Technologies Insurance Policies on the part of any Dell Technologies Indemnified Person, or the gross negligence, bad faith or willful misconduct of any Dell Technologies Indemnified Person in connection with this Agreement, the Covered Insurance Policies or the Dell Technologies Insurance Policies.
Section 2.10    Additional or Alternate Insurance. Notwithstanding any other provision of this Agreement, during the Insurance Transition Period, Dell Technologies and VMware shall work together to evaluate insurance options and secure additional or alternate insurance for VMware or Dell Technologies if desired by and cost effective for VMware and Dell Technologies, as determined by the mutual consent of the Parties. Nothing in this Agreement shall be deemed to restrict any VMware Entity from acquiring at its own expense any other Insurance Policy in respect of any Liabilities or covering any period.

Section 2.11    Further Agreements. The Parties acknowledge that they intend to allocate financial obligations without violating any laws regarding insurance, self-insurance or other financial responsibility. If it is determined that any action undertaken pursuant to this Agreement or any related agreement is violative of any insurance, self-insurance or related financial responsibility law or regulation, the Parties agree to work together to do whatever is necessary to comply with such law or regulation while trying to accomplish, as much as possible, the allocation of financial obligations as intended in this Agreement or any such related agreement.
ARTICLE III
INDEMNIFICATION
Section 3.01    VMware agrees to indemnify and hold harmless each Dell Technologies Indemnified Person from and against any damages related to, and to reimburse each Dell Technologies Indemnified Person for all reasonable expenses (including, without limitation, attorneys’ fees) as they are incurred in connection with, pursuing or defending any claim, action or proceeding (collectively, “Actions”), arising out of or in connection with the Dell Technologies Insurance Policies, including as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any policy, or the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise, or this Agreement, but solely to the extent such Action arises out of or relates to the breach by, or the gross negligence, bad faith or willful misconduct of, any VMware Covered Party in connection with this Agreement, the Covered Insurance Policies or the Dell Technologies Insurance Policies; provided, however, that, VMware shall not be responsible for any damages incurred by any Dell Technologies Indemnified Person that result from any breach of this Agreement, the Covered Insurance Policies or the Dell Technologies Insurance Policies on the part of any Dell Technologies Indemnified Person, or the gross negligence, bad faith or willful misconduct of any Dell Technologies Indemnified Person in connection with this Agreement, the Covered Insurance Policies or the Dell Technologies Insurance Policies.
Section 3.02    Dell Technologies agrees to indemnify and hold harmless each VMware director, officer, agent and employee from and against any damages related to, and to reimburse each such individual for all reasonable expenses (including, without limitation, attorneys’ fees) as they are incurred in connection with, pursuing or defending any Action arising out of or related to the breach by, or the gross negligence, bad faith or willful misconduct of, any Dell Technologies Indemnified Person in connection with this Agreement or the Dell Technologies Insurance Policies; provided, however, that, Dell Technologies shall not be responsible for any damages incurred by any VMware director, officer, agent or employee that result from any breach of this Agreement, the Covered Insurance Policies or the Dell Technologies Insurance Policies on the part of any VMware Covered Party, or the gross negligence, bad faith or willful misconduct of any VMware Covered Party in connection with this Agreement, the Covered Insurance Policies or the Dell Technologies Insurance Policies.
ARTICLE IV
TERM AND TERMINATION
Section 4.01    Term. Except as otherwise provided in this Article IV or as otherwise agreed in writing by the Parties:

(a)    This Agreement shall have a term ending on the date that is forty-five (45) days after the date upon which the Dell Technologies Entities hold shares of VMware common stock representing less than a majority of the votes entitled to be cast by all holders of such common stock; and
(b)    Dell Technologies’ obligation to maintain Insurance Coverage for the VMware Entities under the Dell Technologies Insurance Policies, and VMware’s obligation to pay or reimburse Dell Technologies, as the case may be, for Insurance Expenses which Dell Technologies may incur in connection with such Insurance Coverage shall cease as of the applicable date determined in accordance with this Article IV. Dell Technologies shall provide VMware with prior written notice of termination of this Agreement pursuant to Section 4.01(a) as soon as reasonably practical after Dell Technologies’ determination of the date upon which the Dell Technologies Entities hold shares of VMware common stock representing less than a majority of the votes entitled to be cast by all holders of VMware common stock.
Section 4.02    Termination.
(a)    VMware may terminate this Agreement at any time, effective as of the last day of a month, provided that (i) VMware has contracted with third-party insurers reasonably acceptable to Dell Technologies to maintain insurance coverage under Insurance Policies covering and for the benefit of the VMware Covered Parties, which Insurance Policies, in the reasonable judgment of Dell Technologies, provide no less coverage than the Dell Technologies Insurance Policies in effect as of the date of such termination and (ii) VMware has given Dell Technologies written notice of such termination prior to the first day of such month.
(b)    Either Party may terminate this Agreement at any time if the other Party shall have failed to perform any of its material obligations under this Agreement, such Party shall have notified the other Party in writing of such failure, and such failure shall have continued for a period of at least thirty (30) days after receipt by the other Party of written notice of such failure, effective as of such 30th day.
Section 4.03    Effect of Termination. Other than as required by law, upon the effective date of the termination of this Agreement pursuant to Section 4.02, or upon termination of this Agreement in accordance with its terms, Dell Technologies shall have no further obligation to maintain Insurance Coverage under the Dell Technologies Insurance Policies in respect of the VMware Covered Parties and VMware shall have no obligation to pay for any Insurance Expenses which Dell Technologies may incur in connection with such Insurance Policies or to make any other payments hereunder; provided, however, that, notwithstanding such termination, (i) except to the extent that Dell Technologies allocates a portion of its insurance costs to the VMware Entities, VMware shall remain liable to Dell Technologies for (1) the VMware Covered Parties’ pro rata portion of those Insurance Expenses and (2) any Recovery Expenses, which Dell Technologies has incurred in connection with Insurance Coverage for the benefit of the VMware Covered Parties pursuant to Dell Technologies Insurance Policies or Covered Insurance Policies for the period prior to the effective date of such termination, (ii) VMware shall remain entitled to recoveries from the Covered Insurance Policies and the Dell Technologies Insurance Policies in respect of Insured VMware Liabilities covered by such policies prior to the effective date of such terminations and (iii) the provisions of Section 2.08, Article III, this Article IV and Article V shall survive any such termination indefinitely.

ARTICLE V
MISCELLANEOUS
Section 5.01    Other Agreements. In the event there is any inconsistency between the provisions of this Agreement and the respective provisions of the Master Transaction Agreement, the provisions of this Agreement shall govern.
Section 5.02    No Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto or constitute or be deemed to constitute any Party the agent or employee of the other Party for any purpose whatsoever, and neither Party shall have authority or power to bind the other Party or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.
Section 5.03    Force Majeure.
(a)    For purposes of this Section 5.03, “Force Majeure” means an event beyond the control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes without limitation, acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) and failure of energy sources.
(b)    Continued maintenance of Insurance Coverage for the benefit of the VMware Covered Parties pursuant to the Dell Technologies Insurance Policies may be suspended immediately to the extent caused by Force Majeure. The Party claiming suspension of such Insurance Coverage due to Force Majeure will give prompt notice to the other of the occurrence of the event giving rise to the suspension and of its nature and anticipated duration. The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended insurance coverage.
(c)    Without limiting the generality of Section 2.08, neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of Force Majeure.
Section 5.04    Entire Agreement. This Agreement (including the schedules constituting a part of this Agreement) and any other writing signed by the Parties that specifically references or is specifically related to this Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.
Section 5.05    Information. Subject to applicable law and privileges, each Party hereto covenants with and agrees to provide to the other Party all information regarding itself and transactions under this Agreement that the other Party reasonably believes is required to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

Section 5.06    Notices. Notices, offers, requests or other communications required or permitted to be given by either Party pursuant to the terms of this Agreement shall be given in writing to the respective Parties to the following addresses:

if to Dell Technologies or EMC:
Dell Inc.
One Dell Way, RR1-33
Round Rock, TX 78682
Attention: General Counsel

if to VMware:
VMware, Inc.
3401 Hillview Avenue
Palo Alto, CA 94304
Attention: General Counsel

or to such other address as the Party to whom notice is given may have previously furnished to the other in writing as provided herein. All notices shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All notices shall be deemed to have been given when received, if hand delivered; one working day after it is sent, if sent by recognized overnight courier; and three days after it is postmarked, if mailed first class mail or certified mail, return receipt requested, with postage prepaid.
Section 5.07    Governing Law. This Agreement, including the validity hereof and the rights and obligations of the Parties hereunder, shall be construed in accordance with and shall be governed by the laws of the state of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof).
Section 5.08    Severability. If any terms or other provision of this Agreement or the Schedules or exhibits hereto shall be determined by a court, administrative agency or arbitrator to be invalid, illegal or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, this Agreement shall be construed as if not containing the particular invalid, illegal or unenforceable provision, and all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent permitted under applicable law.
Section 5.09    Third Party Beneficiary. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any Person. No such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any Liability (or otherwise) against either Party hereto.

Section 5.10    Amendment. This Agreement may only be amended by a written agreement executed by both Parties hereto.
Section 5.11    Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.
Section 5.12    Authority. Each of the Parties represent to the other Party that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their duly authorized representatives.

DELL TECHNOLOGIES INC.

By:     /s/Janet M. Bawcom
Name: Janet M. Bawcom
Title:    SVP and Assistant Secretary

EMC CORPORATION

By:     /s/Janet M. Bawcom
Name: Janet M. Bawcom
Title: SVP and Assistant Secretary

VMWARE, INC.

By:     /s/Craig Norris
Name: Craig Norris
Title:     VP and Assistant Secretary